e.spire COMMUNICATIONS, INC.
                                         PURCHASE AGREEMENT
                                      September 19, 2000
      To:    The Huff Alternative Income Fund, L.P.
        1776 On The Green
        67 Park Place
        Morristown, New Jersey  07960

      Ladies and Gentlemen:

      e.spire COMMUNICATIONS, INC. (the "Company"), a
      Delaware corporation, hereby confirms its agreement with THE HUFF ALTERNATIVE INCOME FUND, L.P. (the "Purchaser"), a Delaware limited partnership, as set forth below.
             1. Sale of Junior Securities to Third Parties. The Company hereby agrees to use its commercially reasonable efforts to sell, in increments of no less than $25,000,000, Junior Securities (as such term is defined in Section 2(d) below) to third parties at a price, under documentation and on terms (including without limitation registration rights and the issuance of Transaction Fee Warrants (as such term is defined in Section 13 below)) no less favorable to such third parties than are specified herein with respect to Purchaser Junior Securities (as such term is defined in Section 2(g) below).

             2.  Purchaser Obligation to Purchase.

                  (a)  Purchase Obligations.  (i) From time to
      time on or before September 30, 2001, the Company may give written notice(s) (each a "Purchase Notice") to the Purchaser that it is requiring the Purchaser to purchase from the Company Purchaser Junior Securities. Subject to satisfaction of the terms and conditions set forth herein, the Purchaser hereby agrees to purchase Purchaser Junior Securities from the Company in the amount set forth in each Purchase Notice given in accordance with this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, (i) the minimum purchase which the Purchaser shall be required to make in respect of any Purchase Notice shall in no event be less than the lower of $25,000,000 and the then outstanding Committed Amount (as such term is defined in Section 2(b) below), and (ii) the aggregate amount of Purchaser Junior Securities which the Purchaser shall be required to purchase in respect of all Purchase Notices given under this Agreement shall in no event exceed the Committed Amount. The purchase price payable by the Purchaser to the Company for the purchase of Purchaser Junior Securities shall be the Junior Securities Purchase Price (as such term is defined in Section 2(f) below). Notwithstanding anything to the contrary contained herein, if the Company reasonably believes (or, in any event, if the Purchaser notifies the Company that it believes) that any Put Amount will be outstanding on a Put Effectiveness Date (as each such term is defined in Section 2(h) below) the Company shall give a Purchase Notice as far in advance of such Put Effectiveness Date as is reasonably practical (and in any event on such date as the Purchaser may specify), for Purchaser Junior Securities in the amount of the Put Amount anticipated by the Purchaser to be outstanding on such Put Effectiveness Date. The obligation of the Purchaser to purchase Purchaser Junior Securities shall expire on September 30, 2001 (except with respect to Purchase Notices given on or before September 30, 2001). Each closing of the purchase of Purchaser Junior Securities hereunder is referred to herein as a "Closing."

                       (ii) The initial closing (the "Initial
      Closing") of the purchase of Purchaser Junior Securities hereunder shall occur simultaneously with the execution and delivery of this Agreement. At the Initial Closing, subject to satisfaction of the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company 28,572 shares of Exchangeable Preferred Stock, par value $1.00 per share (such shares, together with any shares qualifying as Bridge Preferred under the Credit Agreement, whether issued at or simultaneously with the Initial Closing of thereafter, and whether sold to the Purchaser or another person or entity, being herein referred to as the "Exchangeable Preferred") at a price of $1,000 per share for an aggregate purchase price of $28,572,000. The Exchangeable Preferred purchased at the Initial Closing and at any subsequent Closing (and all securities issued upon exchange of the Exchangeable Preferred) shall be deemed to be Purchaser Junior Securities for all purposes of this Agreement, and the gross proceeds received by the Company from the sale of Exchangeable Preferred shall be deemed Junior Securities Proceeds for all purposes of this Agreement.

                  (b)  "Committed Amount" shall mean (i) in
      connection with all Purchase Notice(s) given on or before March 31, 2001, an aggregate of $124,300,000 minus the Junior Securities Proceeds (as such term is defined in Section 2(e) below and including the gross proceeds received by the Company from the sale of Exchangeable Preferred) received by the Company on or before the date any such Purchase Notice is given, and (ii) in connection with all Purchase Notice(s) given on or after April 1, 2001 and on or before September 30, 2001, an aggregate of (A) the lesser of (x) $50,000,000 or (y) the Committed Amount at the close of business on March 31, 2001 minus (B) the Junior Securities Proceeds received by the Company on or after April 1, 2001 and on or before the date any such Purchase Notice is given; provided, however, that the Committed Amount calculated as aforesaid shall be further reduced by the Put Exercise Amount set forth in any Notice of Put Exercise given on or before the date the applicable Closing occurs hereunder; provided, further, that if and to the extent that the Purchaser shall fail to pay any such Put Exercise Amount required by the Put Agreement to be paid in connection with such Notice of Put Exercise within 15 business days after the date such Notice of Put Exercise is given (or such later date as may be permitted by the Put Lenders), the Committed Amount shall be recalculated to add back the Put Exercise Amount which the Purchaser has failed to pay.

                  (c) "Credit Agreement" shall mean that certain First Amended and Restated Credit Agreement, dated as of September 19, 2000, by any among the Company, e.spire Finance Corporation, and the Lenders and other parties named therein.

                  (d)  "Junior Securities" shall mean Common
      Stock; warrants for Common Stock; Exchangeable Preferred, Committed Preferred (as such term is defined in the Credit Agreement) or other preferred stock of the Company issued in accordance with the Credit Agreement and the Indentures governing the Existing Senior Notes; or subordinated notes of the Company, provided that any such subordinated notes shall
      (i) be unsecured, (ii) have a maturity not sooner than six months after the final maturity date of the Loans, (iii) not be guarantied by any Subsidiary, (iv) have no cash payments required prior to the final maturity of the Loans, (v) have subordination terms satisfactory to the Requisite Lenders, (vi) have terms no more restrictive to the Company and its Subsidiaries (including without limitation in terms of covenants, events of default, grace periods and other rights granted to holders thereof) than the Existing Senior Notes and
      (vii) be permitted to be issued under the Indentures governing the Existing Senior Notes. Capitalized terms in subsection 2(c) or 2(d) hereof not otherwise defined in this Agreement shall have the meanings therefor set forth in the Credit Agreement.

                  (e) "Junior Securities Proceeds" shall mean the total of the gross proceeds received by the Company from the sale of Purchaser Junior Securities to the Purchaser hereunder (including without limitation any proceeds actually received by the Company on exercise of any warrants included in the Purchaser Junior Securities) plus the gross proceeds received by the Company from the sale of Junior Securities by the Company to persons or entities other than the Purchaser (including without limitation any proceeds actually received by the Company on exercise of any warrants included in Junior Securities); provided, however, that for purposes of determining the Committed Amount on the date any Purchase Notice is given, (i) the Company shall be deemed to have actually received the proceeds of any Junior Securities covered by any purchase agreement, commitment letter or letter of intent then in effect or which is entered into within 15 business days after the giving of such Purchase Notice with any person or entity other than the Purchaser provided that the purchase thereunder shall close within 30 days after the date on which such Purchase Notice shall have been given, and (ii) in the event such closing shall not occur within such 30 day period (or shall occur for a lesser amount than the amount deemed to have been received by the Company under clause (i) above) the Committed Amount on the date the relevant Purchase Notice is given shall be (without duplication) appropriately recalculated and the obligation of the Purchaser to purchase Purchaser Junior Securities in respect of such Purchase Notice appropriately reinstated.

                  (f) "Junior Securities Purchase Price" shall mean:

                       (i)  if the Purchaser Junior Securities
      shall consist of Common Stock, $.01 par value, of the Company ("Common Stock"), an amount equal to the lesser of (A) $3.367496 per share and (B) 80% of (x) the average of the closing prices of the Company's Common Stock as reported on the principal national securities exchange (including The NASDAQ Stock Market) on which it is then traded on the 20 trading days immediately preceding the date of the closing of the purchase of such Common Stock hereunder; or (y) if the Company's Common Stock is not so traded, the fair market value per share of the Company's Common Stock on the date the applicable Purchase Notice is given as determined by a recognized investment banking firm or other appraiser specified (with the approval of the Company in its reasonable discretion) by the Purchaser (subject in any such case to appropriate adjustment for stock dividends, stock splits, recapitalizations, reorganizations and similar events) (the "Common Stock Purchase Price");

                       (ii)  if the Purchaser Junior Securities
      shall consist of convertible preferred stock, an amount equal to 100% of the liquidation value of such convertible preferred stock, with the initial conversion price of such convertible preferred stock to be set at the Common Stock Purchase Price which would have been in effect had Common Stock been purchased hereunder in respect of the applicable Purchase Notice instead of such convertible preferred stock;

                       (iii)  if the Purchaser Junior Securities
      shall consist of Exchangeable Preferred, an amount equal to $1,000 per share; or

                       (iv)  if the Purchaser Junior Securities
      shall consist in whole or in part of securities other than as described in clause (i), (ii) or (iii) above, an amount specified by the Purchaser, subject to the consent of the Company not to be unreasonably withheld, providing the Purchaser with a value substantially equivalent (as determined by a nationally recognized investment banking firm mutually acceptable to the Purchaser and the Company, the fees and expenses of which shall be paid by the Company) to Common Stock or convertible preferred stock (whichever shall be specified by the Purchaser) purchased at a price set forth under clause (i) or (ii) above, as applicable, and assuming for purposes of determining such value that the financial condition of the Company is no worse on such date of determination than it is on the date hereof.

                  (g) "Purchaser Junior Securities" shall mean any Junior Securities (or any combination of Junior Securities) specified by the Purchaser in its sole discretion, provided that (i) in the case of the Company's convertible preferred stock, such convertible preferred stock shall have terms and conditions substantially the same (except as reasonably specified by the Purchaser with the approval of the Company not to be unreasonable withheld) as the Committed Preferred; (ii) in the case of the Company's warrants, such warrants shall have terms and conditions substantially the same (except as to pricing, as provided in this Agreement or as reasonably specified by the Purchaser with the approval of the Company not to be unreasonably withheld) as the Warrants purchased by the Purchaser pursuant to that certain Warrant Agreement (the "Warrant Agreement") dated as of March 1, 2000 among the Company, the Purchaser and the other parties thereto; and (iii) in the case of Purchaser Junior Securities other than the Company's Common Stock, convertible preferred stock or warrants, such Purchaser Junior Securities shall have terms and conditions (consistent with the provisions of the definition of Junior Securities set forth in this Agreement) as are reasonably specified by the Purchaser with the approval of the Company not to be unreasonably withheld.

                  (h)  "Put Agreement" shall mean that certain
      Loan Put Agreement dated as of September 19, 2000 among the Purchaser, and the Lenders and Administrative Agent named therein. "Put Amount", "Put Effectiveness Date", "Put Lender", "Notice of Put Exercise" and "Put Exercise Amount" shall have the respective meanings therefor set forth in the Put Agreement.

                  (i) "Series A Preferred" shall mean the
      Company's Series A Convertible Preferred Stock.

             3.  Registration Rights; Transaction Documents.

                  (a) The Purchaser and the direct and indirect transferees of the Purchaser Junior Securities purchased hereunder (including without limitation the shares of Exchangeable Preferred) and the Transaction Fee Warrants (as such term is defined in Section 13 hereof) issued hereunder and any securities of the Company issued upon conversion, exchange or exercise of such Purchaser Junior Securities and Transaction Fee Warrants (the "Additional Securities" and collectively with the Purchaser Junior Securities and Transaction Fee Securities, the "Securities"), will be entitled to the benefits of registration rights agreements (the "Registration Rights Agreements") (or, in the case of warrants included in the Purchaser Junior Securities and Transaction Fee Warrants, registration rights substantially the same as those set forth in the Warrant Agreement, with such changes therein as may be reasonably specified by the Purchaser, with the consent of the Company not to be unreasonably withheld), which will require the Company, among other things, to file with the Securities and Exchange Commission (the "Commission") one or more shelf registration statements (the "Registration Statements") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), relating to the resale of such Securities and to use its reasonable best efforts to cause such Registration Statements to be declared and remain effective in accordance therewith. Subject to such changes therein as may be reasonably specified by the Purchaser (with the consent of the Company not to be unreasonably withheld), the Registration Rights Agreements shall have terms and conditions substantially the same as that certain Registration Rights Agreement dated as of March 1, 2000 among the Company, the Purchaser and the other signatories thereto.

                  (b) This purchase agreement (the "Agreement"), and all certificates of designation, warrant agreements and related warrants, the Registration Rights Agreements and the other documents and instruments effectuating or relating to the Securities are herein collectively referred to as the "Transaction Documents."

             4. Representations and Warranties. The Company represents and warrants to and agrees with the Purchaser that:

                  (a) Since January 1, 1999 and to the date of this Agreement, the Company has filed with the Commission, a Proxy Statement on Schedule 14A with respect to the Company's 2000 Annual Meeting of Stockholders, the Company's Annual Report on Form 10-K for the year ended December 31, 1999, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, the Company's Quarterly Report on
      Form 10-Q/A for the quarter ended March 31, 2000, and the Company's Current Reports on Form 8-K filed on January 25, 2000, February 3, 2000, March 14, 2000, April 10, 2000,
      June 22, 2000, July 11, 2000 and July 20, 2000 (including all exhibits to any of such documents) (collectively the "SEC Reports"), which constitute all reports, schedules, forms, statements and other documents required to be filed with the Commission during such period by the Company. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Reports, and none of the SEC Reports as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. Except to the extent that any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all materials respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                  (b)  The Company owns all the issued and
      outstanding capital stock or other equity interests of each of its direct and indirect subsidiaries (the "Subsidiaries").
      Each of the Company and the Subsidiaries is duly incorporated or organized, validly existing and in good standing as a corporation or a limited liability company, as the case may be, under the laws of its jurisdiction of incorporation or organization, with all requisite corporate or limited liability company power and authority to own or lease its properties and conduct its business as now conducted, and as proposed to be conducted as described in the Company's SEC Reports. Each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in good standing in the jurisdiction in which it has its principal place of business and in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a material adverse effect on the business, condition (financial or other), assets, nature of assets, liabilities, operations, prospects or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a "Material Adverse Effect"). Except as described in the SEC Reports, the Company does not own or control, directly or indirectly, any material interest in any other corporation, association, or other business entity.

                  (c) Except as set forth on Schedule 4(c)(i), all Securities to be issued or sold hereunder and under any Transaction Document relating thereto and the certificates of designation, warrants, agreements and the instruments, documents and other Transaction Documents providing therefor or relating thereto have been (or will be prior to the Closing of the purchase of the applicable Purchaser Junior Securities by the Purchaser hereunder) duly authorized by the Company. The Purchaser Junior Securities, when issued, sold and delivered in accordance with the terms hereof and for the consideration expressed herein and the applicable Transaction Documents relating thereto, and the Additional Securities when issued in accordance with the terms of the Transaction Documents relating thereto, (i) will be duly and validly issued and, in the case of any shares of capital stock included in the Securities, fully paid and nonassessable, (ii) will be free of any pledges, liens, security interests, claims, rights or other encumbrances of any kind, (iii) assuming the accuracy of the Purchaser's representations and warranties in this Agreement, will be issued in compliance with all applicable federal and state securities laws, and (iv) will not be issued in violation of any preemptive rights of stockholders. Except as set forth on
      Schedule 4(c)(ii), all shares of capital stock included among the Securities (including all shares issuable upon exercise, exchange or conversion of Purchaser Junior Securities or any of the warrants referred to herein, including without limitation any Transaction Fee Warrants) shall be duly and validly reserved for issuance from and after the respective Closings of the applicable purchases of Purchaser Junior Securities and issuances of any warrants, including without limitation any Transaction Fee Warrants hereunder or as otherwise contemplated hereby.

                  (d)  The Company has all requisite corporate
      power and authority to execute and deliver this Agreement and will on the dates of the respective Closings for the purchase hereunder of Purchaser Junior Securities have the requisite corporate power and authority to execute and deliver the other Transaction Documents applicable thereto; this Agreement has been (and when executed and delivered the other Transaction Documents will have been) duly authorized by the Company; and (assuming due authorization, execution and delivery by the parties thereto other than the Company) this Agreement constitutes and, when executed and delivered by the Company the other Transaction Documents will constitute, valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (C) rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                  (e) The Company has (or will have on the dates of the respective Closings for the purchase of the Purchaser Junior Securities hereunder) all requisite corporate power to issue and deliver the Securities, and to consummate the transactions contemplated hereby and the other Transaction Documents. This Agreement and each other Transaction Document has been (or on the closing dates for the purchase hereunder of the Purchaser Junior Securities will have been), duly authorized, and this Agreement has been and each other Transaction Document has been or on such closing dates will be duly executed and delivered by the Company. No consent, approval, authorization or order of any foreign or domestic national, state, provincial or local government or any instrumentality, subdivision, court or governmental agency or body thereof, or any arbitral body (each, a "Governmental Authority") having jurisdiction over the Company or the Subsidiaries or their respective businesses (including, without limitation, the Federal Communications Commission (the "FCC")) is required for the performance of this Agreement and the other Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (x) such consents as have been obtained or shall have been obtained at or before the applicable closing dates for the purchase hereunder of the Purchaser Junior Securities, and are in full force and effect as of such closing dates, (y) such consents as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Securities by the Purchaser and (z) any notification as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any consent as may be required by the FCC or any state telecommunications regulatory authorities or commissions ("State Telecommunications Authorities"), in each such case, as a result of the Purchaser's purchase of Common Stock or other voting securities or the conversion or exercise of any warrants, convertible preferred stock or convertible indebtedness included in the Securities. Neither the Company nor any of the Subsidiaries nor their operations is (i) in violation of its certificate of incorporation or by-laws (or similar organizational document), (ii) in violation of any statute, judgment, decree, order, rule or regulation applicable to the Company or the Subsidiaries, which violation would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or (iii) other than as disclosed in the Company's SEC Reports or as otherwise disclosed in
      Schedule 4(e) and after giving effect to the Credit Agreement, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company or the Subsidiaries is a party or to which the Company or the Subsidiaries or their respective assets is subject, which default would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (f)  Neither the issuance or sale of the
      Securities, nor the execution, delivery and performance by the Company of the Transaction Documents or the consummation of the transactions contemplated thereby, will (i) conflict with the certificate of incorporation or by-laws of the Company, as the same will be in effect as of each Closing (or other date of issuance of such Securities) hereunder, (ii) constitute or result in a breach, default or violation of (with or without the giving of notice, passage of time or both), or result in the creation or imposition of a lien, charge or encumbrance on any properties or assets of the Company or the Subsidiaries under any of the terms or provisions of, any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, or other agreement or instrument to which the Company is a party or to which the Company or its respective properties is subject, (iii) require the consent of any third party or any Governmental Authorities (including without limitation The NASDAQ Stock Market and any related body ("NASDAQ")), other than (A) the Stockholder Approval (as such term is hereinafter defined), (B) any required consents of the FCC or any State Telecommunications Authority as a result of the Purchaser's purchase of Common Stock or other voting securities of the Company or the conversion, exchange or exercise of warrants, exchangeable or convertible preferred stock or exchangeable or convertible indebtedness included in the Securities, which consents will have been obtained and be in full force and effect as of each Closing of the purchase or other date of issuance of Securities as contemplated hereby and
      (C) in the case of any Security other than Committed Preferred, Series A Preferred, Exchangeable Preferred, Common Stock or warrants for Common Stock or Committed Preferred, consent under the Credit Agreement; or (iv) (assuming compliance with all applicable state securities and "Blue Sky" laws, all applicable rules and regulations of the FCC and State Telecommunications Authorities, and the HSR Act, and assuming the receipt by the Company of the Stockholder Approval and assuming the accuracy of the representations and warranties of the Purchaser in
      Section 9 hereof) contravene any statute, judgment, decree, order, rule or regulation of any Governmental Authority applicable to the Company or any of its respective properties, except for any conflict, breach, violation, default, lien, charge, contravention or encumbrance referred to in clauses
      (ii) and (iii) of this Section 4(f) which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Stockholder Approval" shall mean the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy at a meeting of stockholders of the Company duly called and held (and at which meeting a quorum is present) approving (i) the issuance and sale hereunder of all Securities contemplated by this Agreement (other than the Exchangeable Preferred, but including all Purchaser Junior Securities issued upon exchange of the Exchangeable Preferred), and (ii) the issuance and sale of all Junior Securities to third parties contemplated by this Agreement. Subject to obtaining Stockholder Approval, the issuance of Securities hereunder (other than the Exchangeable Preferred) is not and at the time of issuance of such Securities will not be in violation, breach or contravention of any rule or other requirement or any criteria for listing or continued trading through NASDAQ (a "NASDAQ Rule") and does not and will not require any consent of NASDAQ. The issuance of Exchangeable Preferred hereunder is not and at the time of issuance of such Exchangeable Preferred will not be in violation, breach or contravention of any NASDAQ Rule and does not and will not require any consent of NASDAQ.

                  (g) Except as described in the Company's SEC Reports, there is neither pending nor, to the best knowledge of the Company after due inquiry, threatened, any action, suit, proceeding, inquiry or investigation to which the Company or any of the Subsidiaries is a party, or to which any of their respective properties or assets are or would be subject, before or brought by any Governmental Authority (including, without limitation, the FCC) that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge or relate to the issuance or sale of the Securities to be issued and sold hereunder or the consummation of the other transactions contemplated herein or in the other Transaction Documents.

                  (h) Except as disclosed on Schedule 4(h), each of the Company and the Subsidiaries owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, know-how and other intellectual property necessary to conduct the businesses operated by it, or as proposed to be conducted by it as described in the Company's SEC Reports, except for any the absence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and neither the Company nor the Subsidiaries has received any notice of infringement of, or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how necessary to conduct the businesses operated by it that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

                  (i) Each of the Company and the Subsidiaries has obtained, or has applied for and, as to any applied for, reasonably expects to be granted in a timely manner and without materially adverse condition, all consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses (including, without limitation, all licenses from the FCC and state, local or other governmental authorities), permits, franchises and other governmental authorizations necessary to conduct its businesses (or proposed businesses) as described in the Company's SEC Reports, except for any the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
      Neither the Company nor any of the Subsidiaries has received any notice of proceedings related to the revocation or materially adverse modification of any such consent, approval, authorization, order, registration, filing, qualification, license or permit, except for any which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (j)  Except as disclosed in the SEC Reports,
      subsequent to June 30, 2000, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and (ii) the Company has not purchased any of its outstanding capital stock or (except for regularly scheduled pay-in-kind dividends or other dividends payable in capital stock of the Company on shares of preferred stock described under Section 4(r) below) declared, paid or otherwise made any dividend or distribution of any kind on its capital stock.

                  (k)  There are no legal or governmental
      proceedings involving or affecting the Company or any of the Subsidiaries or any of their respective properties or assets (other than proceedings, individually or in the aggregate, which would not, if the subject of an unfavorable decision, ruling or finding, result in a Material Adverse Effect) that are not described in the SEC Reports. Except as described in the SEC Reports or Schedule 4(e) and after giving effect to the Credit Agreement, neither the Company nor any of the Subsidiaries is in default under any contract, has received a notice or claim of any such default or has knowledge of any breach of any such contract by the other party or parties thereto, except such defaults or breaches which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (l) Each of the Company and the Subsidiaries has filed all necessary federal, state, local and foreign income, franchise and property tax returns, except where the failure to so file such returns would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and each of the Company and the Subsidiaries has paid all taxes shown as due when due; and other than tax deficiencies that the Company or any of the Subsidiaries is contesting in good faith and for which adequate reserves have been provided, there is no tax deficiency that has been asserted against the Company or any of the Subsidiaries that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The charges, accruals and reserves on the consolidated books of the Company in respect of any tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (m)  Except as disclosed in the SEC Reports,
      each of the Company and the Subsidiaries has good and marketable title to all real property and good title to all personal property owned or claimed to be owned by it and good and valid title to all leasehold interests in the real and personal property leased by it (except for those leases of real property in which the Company has good title and that would be marketable but for the requirement that the landlord consent to an assignment or sublease of the lease), free and clear of all liens, charges, encumbrances or restrictions, except to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or such Subsidiaries and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No real or personal property, rights-of-way, conduits, pole attachments or fiber leased, licensed or used by the Company or any of the Subsidiaries lies in an area that is, or to the best knowledge of the Company will be, subject to zoning, use, or building code restrictions that would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his, her or its ownership, leasing, licensing or use of any such real or personal property, rights-of-way, conduits, pole attachments or fiber exists that would prevent the continued effective leasing, licensing or use of such real or personal property, rights-of-way, conduits, pole attachments or fiber in the business of the Company or any of the Subsidiaries as presently conducted, subject in each case to such exceptions as, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect.

                  (n)  None of the Company or any of the
      Subsidiaries is and, after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described herein, none will be, an "investment company," as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

                  (o)  Neither the Company nor any of its
      directors, officers or controlling persons (provided that the Purchaser is excluded from the warranty in this Section 4(o)) has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

                  (p)  Each of the Company and the Subsidiaries
      (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

                  (q)  None of the Company, any of the
      Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) (provided that the Purchaser is excluded from the warranty in this
      Section 4(q)) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) that is or could be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act. Assuming the accuracy of the representations and warranties of the Purchaser in Section 9 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchaser in the manner contemplated by this Agreement or any other Transaction Document to register any of the Securities under the Act.

                  (r) Except as set forth on Schedule 4(r), as of the date of this Agreement, the authorized capital of the Company consists of (i) 125,000,000 shares of Common Stock, of which 54,683,057 shares were issued and outstanding and (ii) 3,000,000 shares of preferred stock, par value $1.00 per share, of which (x) 400,000 shares have been designated 14.75% Redeemable Preferred Stock due 2008 (the "14.75% Preferred Stock") of which 110,170.9428 shares are issued and outstanding, (y) 200,000 shares have been designated Series A 12.75% Junior Redeemable Preferred Stock due 2009 of which
      18.25 shares are issued and outstanding and (z) 700,000 shares have been designated Series B 12.75% Junior Redeemable Preferred Stock (the "12.75% Preferred Stock") of which 211,701 shares are issued and outstanding. Except for (A) 1,316,266 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan; (B) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Restricted Stock Plan; (C) 5,646,355 shares of Common Stock reserved for issuance upon exercise of the warrants issued by the Company in connection with the sale of the 14.75% Preferred Stock; (D) 2,125,311 shares of Common Stock reserved for issuance upon exercise of the warrants issued by the Company in connection with the sale of the Company's 13% Senior Discount Notes due 2005, (E) 4,890,577 shares of Common Stock reserved for issuance in connection with the Company's non-plan employee stock options; (F) 9,471,992 shares of Common Stock reserved for issuance under the Company's 1994 Employee Stock Option Plan as of May 31, 2000;
      (G) 601,103 shares of Common Stock reserved for issuance under the Company's Annual Performance Plan; (H) 480,000 shares of Common Stock reserved for issuance in connection with stock options granted to the Company's outside directors; (I) 295,407 shares of Common Stock reserved for issuance upon exercise of warrants issued by the Company in connection with certain preferred provider and local services agreements entered into by the Company; (J) 262,474 shares of Common Stock reserved for issuance upon the exercise of warrants registered pursuant to Form S-3, Commission File No. 333-40337, (K) shares of Common Stock in an amount up to $862,500 reserved for issuance in connection with a settlement agreement to be entered into between the Company and a third party, (L) 18,216,526 shares of common stock reserved to be issued upon conversion of the Series A Preferred and the Warrants issued in connection therewith, and (M) shares of Common Stock to be reserved to be issued in connection with this Purchase Agreement and the respective purchase agreements, if any, between Greenwich and Honeywell and the Company, there are not outstanding (and, except as contemplated by this Agreement, the Company does not have any plan to issue, grant or enter into) options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase, or acquisition from or by the Company of any shares of its or any of its Subsidiaries capital stock or any other securities convertible into or exercisable for any shares of its or any of its Subsidiaries capital stock. As of the date of this Agreement, except as set forth on Schedule 4(r) hereto, there are no voting agreements, voting trust agreements, stockholder agreements or other agreements relating to the capital stock of the Company or any of its Subsidiaries or any other securities convertible into or exercisable for any shares of its or any of its Subsidiaries capital stock. Except as disclosed in
      Schedule 4(r), no outstanding options, warrants or other securities exercisable for or convertible into Common Stock require or will require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                  (s) Other than as described in the SEC Reports or in Schedule 4(e), since June 30, 2000 (i) there has not been any change in the capital stock or long-term indebtedness of the Company or any of the Subsidiaries which could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (ii) there has not occurred, nor has information become known nor has any state of facts arisen that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect whether or not arising in the ordinary course of business.

                  (t) Except as set forth on Schedule 4(t), other than routine individual grievances or disputes in an individual amount less than $50,000 and in the aggregate less than $250,000, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries that is pending or, to the knowledge of the Company or any of the Subsidiaries, threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. The Company does not know of any activities or proceedings of any labor organization (or representative thereof) to organize any employees of the Company or any Subsidiary.

                  (u) Each of the Company and the Subsidiaries carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties.

                  (v)  The Company maintains, sponsors,
      contributes to, or has or has had an obligation with respect to "employee benefit plans," within the meaning of Section 3(3) of ERISA, and may or has had obligations with respect to other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, collective bargaining and other plans, agreements, policies, trust funds, or arrangements (whether written or unwritten, insured or self-insured) on behalf of employees, directors, or shareholders of the Company (whether current, former, or retired) or their beneficiaries (each a "Plan" and, collectively, the "Plans"). Neither the Company nor any ERISA Affiliate has any liability, direct or indirect, or actual or contingent (but excluding any contributions due in the ordinary course) with respect to any plan subject to
      Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA that has or could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not give rise to any liability with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, or shareholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. Except as would not individually or in the aggregate have, or could not reasonably be expected to have, a Material Adverse Effect: (i) neither the Company nor any ERISA Affiliate has made any promises or commitments to create any additional plan, agreement, or arrangement; (ii) no event, condition, or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before Closing; and (iii) neither the Company nor any ERISA Affiliate has or could be expected to have any liability for any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. With respect to each of the Plans: (i) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter under Revenue Procedure 93-39 from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur at or before Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability that has or could reasonably be expected to have a Material Adverse Effect; (ii) no claim, lawsuit, arbitration, audit or investigation or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans that would have or could reasonably be expected to have a Material Adverse Effect; (iii) the Plan complies in all material respects and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; and (iv) with respect to each Plan that is funded mostly or partially through an insurance policy, the Company has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before Closing that has or could reasonably be expected to have a Material Adverse Effect.

                  (w) Except for matters which would not in the aggregate have a Material Adverse Effect,

                       (i)  (A) the Company and each Subsidiary is
      in compliance with all applicable Environmental Laws (as defined below); (B) all permits and other authorizations of any Governmental Authority currently held by the Company and each Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and each Subsidiary is in compliance with all of the terms of such permits and authorizations, and no other permits or authorizations are required by the Company or any Subsidiary for the conduct of their respective businesses on the date hereof; and (C) the management, handling, storage, transportation, treatment, and disposal by the Company and each Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws. Neither the Company nor any Subsidiary has received any written communication that alleges that the Company or any Subsidiary is not in compliance in all material respects with all applicable Environmental Laws.

                       (ii)  There is no Environmental Claim
      (hereinafter defined) pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                       (iii)  To the knowledge of the Company,
      there are no past or present actions or activities by the Company or any Subsidiary including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any of the Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary may have retained or assumed either contractually or by operation of law.

                       (iv)  As used herein, these terms shall
      have the following meanings:

                  (A)  "Environmental Claim" means any and all
             administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability arising out of based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

                  (B) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

                  (C)  "Hazardous Materials" means wastes,
             substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

                       (x)  At each Closing (including without
      limitation the Initial Closing) hereunder, the Company will deliver to the Trustees under each of the indentures (the "Indentures") with respect to the Company's Existing Senior
      Notes: (i) a resolution of the Company's Board of Directors certifying that (A) the transactions contemplated to be consummated at such Closing and by the Transaction Documents relating to such Closing are on terms no less favorable to the Company than those that would have been obtained in a comparable arms-length transaction by the Company with a person or entity that is not an Affiliate (as such term is defined in the respective Indentures), and (B) the transactions contemplated by this Agreement have been approved by a majority of the Independent Directors (as such term is defined in the respective Indentures) on the Company's Board of Directors, who have determined that such transactions are in the best interests of the Company, (ii) opinions of Houlihan Lokey Howard & Zukin (or another investment banking firm of national standing) that such transactions are fair to the Company from a financial point of view, and (iii) copies of the officers' certificates delivered to the Trustees to the effect that such opinions comply with the Indentures, all of the foregoing in conformity with the requirements of the Indentures. None of such resolutions, opinions or certificates will have been at the time of any such Closing withdrawn or modified in any material respect.

                  (y) Except for payment of commissions, if any, required to be paid to Marvin Saffian pursuant to the terms of the Consulting Agreement, dated October 19, 1994, between Marvin Saffian and the Company and the issuance of Transaction Fee Warrants under Section 13 below (each of which is the Company's obligation), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangement made by or on behalf of the Company.

             Any certificate signed by any officer of the Company or any Subsidiary and delivered to the Purchaser or to counsel for the Purchaser shall be deemed a representation and warranty by the Company and each of its Subsidiaries to the Purchaser as to the matters covered thereby.

      5.  Purchase, Sale and Delivery of the Securities.
      The purchase and sale of the Purchaser Junior Securities (other than the purchase and sale of shares of Exchangeable Preferred at the Initial Closing which shall take place as set forth in the next succeeding sentence hereof) shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, within two (2) business days following the satisfaction of the conditions set forth in this Agreement required to be satisfied prior to the consummation of the purchase and sale of the Purchaser Junior Securities hereunder, but in no event earlier than 15 business days after the applicable Purchase Notice has been given, or at such other time and place as the Company and the Purchaser mutually agree upon in writing. The purchase and sale of Exchangeable Preferred at the Initial Closing shall take place at the aforesaid offices simultaneously with the execution and delivery of this Agreement subject to satisfaction of the conditions set forth in this Agreement required to be satisfied prior to the consummation of the purchase and sale of the Exchangeable Preferred at such Initial Closing. At each Closing hereunder the Company shall deliver to the Purchaser one or more certificates representing any capital stock being sold and issued, one or more executed warrants representing all of the warrants (including without limitation the Transaction Fee Warrants) and one or more executed promissory notes representing all of the indebtedness of the Company being sold, all in such denomination or denominations and registered in such name or names as the Purchaser shall request upon notice to the Company, together with all such other Transaction Documents as may be reasonably specified by the Purchaser (in form and substance reasonably specified by the Purchaser), against payment by or on behalf of the Purchaser of the purchase price for the Purchaser Junior Securities by wire transfer, payable to or upon the order of the Company in immediately available funds.
             6. Covenants of the Company. The Company covenants and agrees with the Purchaser (and in the case of the last sentence of Section 6(f), the Purchaser agrees) that:

                  (a) The Company will cooperate at its expense with the Purchaser in arranging for the qualification of the Securities for offering and sale under the securities or "Blue Sky" laws of such jurisdictions as the Purchaser may designate and will continue such U.S. qualifications in effect for as long as may be necessary to complete the resale of the Securities by the Purchaser; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject the Company to any tax in any such jurisdiction where it is not then so subject. The Company will cooperate with the Purchaser to (i) if requested, permit all warrants included in the Securities, to the extent eligible for resale pursuant to Rule 144A, to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market"), (ii) if requested, permit the Securities upon issuance and registration under the Act to be eligible for clearance and settlement through The Depository Trust Company and (iii) permit the Securities upon issuance and registration under the Act to be listed for quotation through the Nasdaq National Market or listed on any national securities exchange on which the Company's Common Stock is then listed.

                  (b) The net proceeds from the issuance and sale of Securities hereunder and the Junior Securities referred to in Section 1 above will be used by the Company for general corporate purposes.

                  (c)  From time to time, and as soon as
      reasonably practicable upon demand, the Company will provide to the Purchaser such additional information regarding results of operations, financial condition, business or prospects of the Company or the Subsidiaries, including without limitation, cash flow analyses, financial statements, budgets, business plans, projections and other financial information and minutes of any meetings of the Board of Directors of the Company or the Subsidiaries, as may be reasonably requested by the Purchaser. The Company shall also afford to the Purchaser (and its representatives) access, at reasonable times and on reasonable prior notice, to the books, records and properties of the Company and the Subsidiaries, and shall permit the Purchaser (and its representatives) to make copies of such books and records and also shall afford such access to meet and consult with management and the advisors of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries.

                  (d)  Neither the Company nor any of its
      Affiliates (provided that the Purchaser shall be excluded from the Company's obligations under this Section 6(d)) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) that could be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities.

                  (e) The Company will not, and will not permit any of the Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

                  (f)  The Company will take all action necessary
      in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a special meeting of its stockholders as promptly as practicable to obtain the
      Stockholder Approval.   The Board of Directors of the Company
      shall, subject to its fiduciary duties, recommend such approval to the stockholders of the Company and the Company shall take all lawful actions and use its best efforts to solicit and obtain such approval. The Company and the Purchaser hereby acknowledge and agree that neither any Conversion Shares nor any Warrant Shares (as such terms are defined in that certain Purchase Agreement dated March 1, 2000 between the Company and the Purchaser) may be voted at such meeting or otherwise to obtain Stockholder Approval.

                  (g) As soon as practicable (but not later than 15 days after the Restatement Effective Date (as such term is defined in the Credit Agreement)), the Company shall file a proxy statement in preliminary form with the Commission in connection with the special meeting of the Company's stockholders to consider and vote upon the Stockholder Approval. Such proxy statement shall include a proposal seeking stockholder approval of an increase in the authorized Common Stock of the Company for the reservation for issuance of a sufficient number of shares of Common Stock issuable upon conversion, exchange, exercise or payment of dividends with respect to the Securities, such number of shares to be mutually agreed upon by the Company and the Purchaser. The Company shall make drafts of the proxy statement (and amendments or supplements thereto) available to the Purchaser for its review reasonably in advance of filing. The Purchaser agrees to reasonably cooperate with the Company in the preparation of the proxy statement. The definitive proxy statement ("Proxy Statement") for the stockholders meeting shall be mailed to stockholders as soon as practicable. The Company shall cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations thereunder, and to contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. In the event that the Purchaser determines at any time or from time to time that the number of shares of Common Stock authorized pursuant to this Section 6(g) may be insufficient, the Company shall promptly file such proxy statements and take such other actions as the Purchaser may reasonably request to promptly obtain the authorization of such number of additional shares of Common Stock as may be reasonably specified by the Purchaser. The Company shall use its best efforts to cause the proxy statement and any amendments and supplements to be cleared by the SEC for mailing to the Company's stockholders as promptly as practicable.

                  (h) At all times prior to the earlier to occur of the last Closing to occur hereunder (the "Final Closing") or the termination of the Purchaser's obligation to purchase Purchaser Junior Securities under this Agreement, the Company will amend or supplement each SEC Report to the extent required to correct any untrue statement of a material fact contained therein or any omission of a material fact required to be stated therein to make the statements in such SEC Report, in light of the circumstances under which they were made, not misleading. From and after the date of this Agreement and at all times prior to the earlier to occur of the Final Closing or such termination, the Company shall timely file with the Commission true, accurate and complete copies of all reports, schedules, forms, statements and other documents required to be filed by the Company ("Required Filings"). All of such Required Filings shall comply in all material respects with the requirements of the Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the Required Filings.

                  (i)  The Company hereby covenants and agrees
      that, prior to the earlier to occur of the Final Closing or the termination of the Purchaser's obligation to purchase Purchaser Junior Securities under this Agreement, unless otherwise expressly contemplated by this Agreement or consented to beforehand in writing by the Purchaser, the Company shall, and shall cause each Subsidiary to, operate its business only in the usual and ordinary course consistent with past practices.

                  (j)  The Company hereby covenants and agrees
      that, prior to each Closing hereunder for the purchase and sale of preferred stock of the Company, it shall file or cause to be filed with the Secretary of State of Delaware an appropriate certificate of designation, substantially in the form of Exhibit C hereto, or other documentation reasonably specified by the Purchaser consistent with the provisions of this Agreement.

                  (k)  The Company hereby covenants and agrees
      that, prior to the earlier to occur of the Final Closing or termination of the Purchaser's obligation to purchase Purchaser Junior Securities under this Agreement, unless consented to in writing beforehand by the Purchaser, and except for pay-in-kind dividends or other dividends payable in capital stock of the Company in respect of the 14.75% Preferred Stock, the 12.75% Preferred Stock, the Series A Preferred, the Exchangeable Preferred and any Junior Securities issued hereunder or to other purchasers that reduce the commitment hereunder, the Company will not issue or take any action to issue any capital stock or securities convertible into or exercisable for any capital stock having rights, privileges or preferences, including, without limitation, with respect to the payment of dividends or payment upon liquidation of the Company (bankruptcy or otherwise), that are on a par or senior to any payment on the Series A Preferred or any Exchangeable Preferred in any respect, or that are redeemable for cash, or that provide for the payment of dividends in cash ahead of any payment on the Series A Preferred or any Exchangeable Preferred, whether at the option or right of the holder or the Company or its affiliates, unless expressly consented to beforehand in writing by the Purchaser.

                  (l) The Company shall timely file any and all statements or reports required to be filed by it with the Commission under and in accordance with the Act and the Exchange Act.

                  (m)  As soon as practicable after the
      Purchaser's request therefor, the Company shall (at its sole expense) file any notices, requests, registrations or approvals required to be filed with the FCC or any applicable state regulatory agency or commission in connection with the sale of the Securities and shall use its reasonable best efforts to cause such notices, requests, registrations or approvals to be processed successfully or approved, as the case may be.

                  (n)  As soon as practicable after the
      Purchaser's request therefor, the Company shall (at its sole expense) file any notifications under the HSR Act as may be required as a result of the issuance, conversion, exchange or exercise of the Securities and shall use its reasonable best efforts and shall cooperate with Purchaser to cause the early termination or expiration of the waiting period for any such notifications.

                  (o) The Company shall comply with all of its obligations in respect of the MCI Preemptive Right.

                  (p) The Company shall not hold any meeting of its stockholders or circulate or provide to its stockholders (or participate or assist in the circulation of) any consent of its stockholders, which meeting of stockholders or consent is being held or circulated or provided for the purpose of considering the approval of a merger or consolidation to which the Company is a party, the sale, lease or exchange of all or substantially all of the Company's property and assets, or the dissolution of the Company, or any transactions similar to the foregoing, if such meeting would be held or such consent would be so circulated or provided on a date on or prior to six months after any Closing hereunder or, if there is no such Closing, on or prior to six months after the date this Agreement is entered into.

      7. Expenses. The Company agrees to pay the following costs and expenses and all other costs and expenses incident to the performance of its obligations under this Agreement and the other Transaction Documents, whether or not the transactions contemplated herein or therein are consummated or this Agreement is terminated pursuant to Section 12 hereof:
      (i) the reasonable documented fees and disbursements of counsel, accountants and any other experts or advisors retained by the Company and/or the Purchaser, (ii) the preparation (including printing), issuance and delivery to the Purchaser of certificates and other instruments evidencing the Securities, including transfer agent's fees, (iii) the qualification of the Securities under state securities and "Blue Sky" laws, including filing fees and reasonable documented fees and disbursements of counsel relating thereto, (iv) the fees and expenses of the transfer agent and registrar of the Company, including fees and expenses of its counsel, (v) any fees and expenses incurred by the Purchaser in connection with any filing required to be made pursuant to the HSR Act, including filing fees and reasonable documented fees and disbursements of their respective counsel whenever such filings are made,
      (vi) Purchaser's documented appraisal costs not to exceed $10,000 annually for each separate class or series of Security issued or sold hereunder or in connection herewith, (vii) all expenses and listing fees incurred in connection with the application, if requested, for quotation of any Securities on the PORTAL Market, to the extent eligible for resale under Rule 144A, (viii) all other ongoing costs of holding or converting, exchanging or exercising the Securities, but excluding ordinary custodial expenses, brokerage and/or underwriting commissions and taxes, and (ix) such other reasonable documented costs and expenses as may be incurred by the Purchaser as a result of the nature of the transactions contemplated by this Agreement or the Securities to be issued and sold hereunder. Without limiting the provisions of this Section 7 above, if the issuance and sale of the Securities provided for herein are not consummated because any condition to the obligations of the Purchaser set forth in Section 8 hereof is not satisfied or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than solely by reason of a default by the Purchaser of its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company will reimburse the Purchaser upon demand for all reasonable documented out-of-pocket expenses (including reasonable documented counsel fees and disbursements) that shall have been incurred by the Purchaser in connection with the proposed purchase and sale of the Securities.
      8.  Conditions of the Obligations of the Purchaser.
      (a) The obligations of the Purchaser with respect to each Closing under this Agreement are subject to the fulfillment at or before such Closing of each of the following conditions (except that the conditions set forth in Section 8(a)(iv)(D), (vi), (x), (xiv), (xv) and (xvi) shall not be applicable to the purchase and sale of Exchangeable Preferred at the Initial Closing):
                       (i)  The Purchaser shall have received
      opinions, dated as of such Closing, of (i) the opinion of Juliette Pryor, the General Counsel for the Company; (ii) the opinion of Kelly Drye & Warren LLP, special regulatory counsel for the Company; and (iii) the opinion of Davis Polk & Wardwell, special counsel for the Company, all in form and substance consistent with the Company's opinions in prior private placements as may be reasonably agreed upon by the parties.

                       (ii) The representations and warranties of the Company contained in this Agreement shall be true and correct when made and true and correct at such Closing as if made on and as of such Closing (except insofar as facts or circumstances that would make such representations and warranties to be untrue and incorrect are known to the Purchaser on the date of this Agreement and other than to the extent any such representation or warranty is expressly made as to a certain date); the Company shall have performed all covenants and agreements in all material respects and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing; and subsequent to June 30, 2000 no event shall have occurred which has had, or in the judgment of the Purchaser, is reasonably likely to have a Material Adverse Effect, other than (i) as described in the SEC Reports, (ii) as disclosed in Schedule 4(e) or (iii) any such event as is known by the Purchaser on the date of this Agreement.

                       (iii)  The issuance and sale of the
      Securities pursuant to this Agreement shall not be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued or any action, suit or proceeding shall have been commenced with respect to this Agreement or other Transaction Document before any court or Governmental Authority (including, without limitation, the FCC).

                       (iv)  The Purchaser shall have received
      certificates, dated as of Closing, signed on behalf of the Company by its Chief Operating Officer and its Chief Financial Officer to the effect that:

                     (A) The representations and warranties of the Company in this Agreement were true and correct when made and true and correct at such Closing as if made on and as of such Closing (except insofar as facts or circumstances that would make such representations and warranties to be untrue and incorrect are known to the Purchaser on the date of this Agreement and other than to the extent any such representation or warranty is expressly made as to a certain date), and the Company has performed all covenants and agreements in all material respects and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing;
                               (B) Subsequent to June 30, 2000, no event has occurred that has had, or is reasonably likely to have, a Material Adverse Effect, other than (i) as described in the SEC Reports, (ii) as disclosed in
                          Schedule 4(e) or (iii) any such event as is known to the Purchaser on the date of this Agreement;
                               (C)  The issuance and sale of the Securities
                          hereunder by the Company has not been enjoined (temporarily or permanently); and
                            (D) With respect to any Closing occurring on or after October 1, 2000, the Company and e.spire
             Finance Corporation were in compliance with each of the covenants and obligations of the Company and e.spire Finance Corporation set forth in Sections 6.5 and 6.6 of the Credit Agreement as of the March 31, June 30, September 30 or December 31 immediately preceding the date of such Closing (and after giving effect to all financial results, events and other circumstances through the close of business on such March 31, June 30, September 30 or December 31, as the case may be).

                       (v)  All authorizations, approvals or
      permits, if any, of any Governmental Authority (including without limitation the FCC and State Telecommunications Authorities) that are required in connection with the lawful issuance and sale of the Purchaser Junior Securities pursuant to this Agreement or (subject to the matters set forth in Section 4 (e) and (f) above) the Additional Securities pursuant to the terms thereof shall have been duly obtained and be in full force and effect as of each Closing of the purchase of Purchaser Junior Securities.

                       (vi)  The applicable waiting period under
      the HSR Act in respect of this issuance and sale of any Purchaser Junior Securities consisting of Common Stock or other voting securities of the Company shall have expired.

                       (vii)  Other than the Stockholder Approval
      and other than any notification under the HSR Act and any consent of the FCC or any State Telecommunications Authority that may be required as a result of the conversion or exercise of the Securities consisting of warrants, convertible stock and/or convertible indebtedness, all consents and waivers, if any, of third parties that are required in connection with any such Closing under this Agreement and the consummation of the transactions contemplated hereby and by the applicable Transaction Documents, shall be duly obtained and effective as of each such Closing.

                       (viii)  All corporate and other proceedings
      required in connection with the transactions contemplated at such Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel and the Purchaser and such counsel shall have received such counterpart originals and certified or other copies of such documents as they may reasonably request.

                       (ix)  On or before each such Closing, the
      Purchaser (and its counsel) shall have received such further documents, certificates and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company.

                       (x)  The Company and the Purchaser shall
      have entered into a Registration Rights Agreement and other Transaction Documents relating to the transactions contemplated in connection with such Closing and related matters, including without limitation warrant agreements for the Transaction Fee Warrants, as reasonably specified by the Purchaser consistent with the provisions of this Agreement.

                       (xi)  The Company shall have filed with
      respect to any preferred stock of the Company constituting Securities, any certificate of designation specified by the Purchaser consistent with the provisions of this Agreement with the Secretary of State of Delaware and the same shall have become effective and be in full force and effect.

                       (xii)  Since September 19, 2000, there
      shall not have been any material adverse change in the price of the Common Stock.

                       (xiii)  The certificates representing the
      shares of capital stock included in the Securities purchased or issued at such Closing shall have been executed and delivered by the Company to the Purchaser, the warrants and any warrant agreements representing warrants included in the Securities purchased or issued at such Closing shall have been executed and delivered by the Company to the Purchaser, and the promissory notes and other instruments provided hereunder representing indebtedness included in the Securities purchased at such Closing shall have been executed and delivered by the Company to the Purchaser.

                       (xiv)  The Company shall have obtained
      Stockholder Approval.

                       (xv)  With respect to any Closing occurring
      after December 1, 2000, the Company shall have prepared and submitted to the Purchaser its final budget for the fiscal year ended December 31, 2001 and the Purchaser shall have approved such budget (together with any updates or revisions thereof) or shall have waived in writing such approval.

                       (xvi)  With respect to any Closing
      occurring on or after October 1, 2000, the Company and e.spire Finance Corporation will be in compliance with each of the covenants and obligations of the Company and e.spire Finance Corporation set forth in Sections 6.5 and 6.6 of the Credit Agreement as of the March 31, June 30, September 30 or
      December 31 immediately preceding the date of such Closing (and after giving effect to all financial results, events and other circumstances through the close of business on such March 31, June 30, September 30 or December 31, as the case may be).

                       (xvii)  The Purchaser shall have received
      the funds necessary to pay the purchase price for the Securities being purchased by the Purchaser at such Closing in accordance with the capital call procedures applicable to the Purchaser under the Purchaser's capital call instruments, but in no event later than five business days after the Purchaser receives written notice from the Company that all conditions to Closing set forth under Section 8 hereof have been satisfied.

                       (xviii)  There shall not have been a
      suspension in trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or The NASDAQ Stock Market and minimum or maximum prices shall not have been established on any such exchange or market.

                       (xix)  A banking moratorium shall not have
      been declared by New York or United States authorities.

                       (xx)  There shall not have been (A) an
      outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material adverse change in (1) the capital markets generally, (2) the capital markets for equity securities or (3) the capital markets for telecommunication company equity securities which, in the case of (A), (B) or (C) above and in the sole judgment of the Purchaser, makes it impracticable or inadvisable to proceed with the purchase and sale of the Securities as contemplated at such closing.

                  (b) In addition to the conditions set forth in
      Section 8(a) above (other than the conditions set forth in Sections 8(a)(iv)(D), (vi), (xiv), (xv) and (xvi)), the obligations of the Purchaser with respect to the Initial
      Closing are subject to the fulfillment at or before the Initial Closing of each of the following conditions:

                       (i)  The Company shall have filed with
      respect to the Exchangeable Preferred a certificate of designation substantially in the form of Exhibit A hereto with the Secretary of State of Delaware and the same shall have become effective and be in full force and effect.

                       (ii) The Company shall have filed with
      respect to the Series A Preferred a certificate of amendment making the corrections in the existing certificate of designation for the Series A Preferred described on Exhibit Bhereto and the same shall have become effective and be in full force and effect. As a holder of such stock, the Purchaser hereby consents to such amendment.

             References in this Agreement to facts, circumstances and events known to the Purchaser (and similar references) shall exclude matters learned by employees or other representatives of the Purchaser in their capacity as a member of or observer on the board of directors of the Company or any Subsidiary.

             9. Restrictions on Transfer. The Purchaser hereby represents and warrants to the Company that:

                  (a)  The Securities to be purchased by the
      Purchaser will be acquired for investment for its own account, and, except as contemplated by the Registration Rights
      Agreements or otherwise in accordance with applicable securities laws, not with a view to the resale or distribution of any part thereof and without the present intention of selling, granting any participation in, or otherwise distributing the same.

                  (b) The Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Act and can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities and has received all information from the Company that it has requested with respect to the Company and the Securities.

                  (c)  The Purchaser understands that the
      Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 of the Commission, as presently in effect, and understands the resale limitations imposed hereby by the Act.

                  (d)  The Purchaser understands that the
      certificates or other instruments evidencing the Securities will bear a legend evidencing the foregoing restrictions on transfer.

             The Securities shall not be required to bear a restrictive legend if a registration statement under the Act is effective with respect to the transfer of such securities or an opinion of counsel reasonably satisfactory to the Company is delivered to the Company to the effect that neither the legend nor the restrictions on transfer described in this Agreement are required to ensure compliance with the Act. Whenever, pursuant to the preceding sentence, any certificate or other instrument for any of the Securities is no longer required to bear a restrictive legend, the Company may and if requested by the holder thereof, shall, issue to the holder, at the Company's expense any new certificate not bearing a restrictive legend.

             10. Indemnification. (a) The Company agrees to indemnify the Purchaser, each of its affiliates and each officer, director, employee, member, partner (whether general or limited) and agent of the Purchaser and of each of its affiliates (the "Indemnified Parties") for, and to hold each Indemnified Party harmless from and against any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement (or actions or other proceedings commenced or threatened in respect thereof) and reasonable expenses that arise out of, result from or in any way relate to this Agreement or any other Transaction Document, or in connection with any of the transactions contemplated hereby or thereby, including, without limitation, in connection with the preparation, filing with the Commission and mailing to the Company's stockholders of the proxy statement for the Stockholder Approval and any other proxy statement for the increase in the authorized Common Stock referred to in Section 6(g) (other than ordinary investment losses to the extent not arising in connection with (A) any actual or alleged misrepresentation or breach of covenant, warranty duty or obligation by the Company or (B) any actual or threatened action or proceeding arising out of, resulting from or in any way relating to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby), and to reimburse each Indemnified Party, upon its demand, for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such person is a party to any action or proceeding out of which such expenses arise). The Indemnified Parties shall have the right to select counsel, subject to the prior consent of the Company, which consent shall not be unreasonably withheld or delayed, to defend the Indemnified Parties at the Company's expense in any action or proceeding that is the subject of indemnification hereunder, provided, that the Company shall not be liable for the fees and expenses of more than one counsel (plus any local counsel) for all Indemnified Parties (unless any Indemnified Party shall have reasonably determined that an actual or potential conflict of interest makes such common representation inappropriate) in connection with any such action or proceeding. The Company will not be required to indemnify any Indemnified Party for any amount paid in settlement of any action or proceeding which is the subject of indemnification hereunder unless the Company shall have consented in writing to such settlement, such consent not to be unreasonably withheld or delayed. The Company shall not, without the prior consent of the Indemnified Party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party, or indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional written release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

                  (b)  If the indemnification provided for in
      Section 10(a) above is for any reason unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of any losses, claims, damages or liabilities referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder and in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Indemnified Party or Parties on the one hand and the Company on the other from the offering of the Securities or
      (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company on the one hand and the Indemnified Party or Parties on the other in connection with any statements or omissions or alleged statements or omissions or other matters that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Indemnified Party, on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

                  (c) The parties agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Indemnified Parties were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(b) above. The amount paid or payable by the Company as a result of the losses, claims, damages and liabilities referred to in
      Section 10(b) above shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

             11.  Survival Clause.  The respective
      representations, warranties, agreements, covenants, indemnities and other statements of the Company or its officers and of the Purchaser set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) (other than with respect to any facts or circumstances known to the Purchaser on the date of this Agreement) any investigation made by or on behalf of the Company or the Purchaser and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 6 and 10 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

             12.  Termination.

                  (a) The obligation of the Purchaser to purchase all further Purchaser Junior Securities under this Agreement may be terminated prior to any Closing under the following circumstances and by the following persons:

                       (i)  by the Purchaser, if subsequent to
      June 30, 2000, any event (other than an event known by the Purchaser on the date of this Agreement) shall have occurred which, in the sole judgment of the Purchaser, has had, individually or in the aggregate, a Material Adverse Effect, or there shall have been, in the sole judgment of the Purchaser, any events or developments (other than events or developments known by the Purchaser on the date of this Agreement) that, individually or in the aggregate, have or could be reasonably likely to have a Material Adverse Effect (except for the events disclosed in the SEC Reports or in Schedule 4(e));

                       (ii)  by the mutual consent of the
      Purchaser and the Company;

                       (iii)  by the Purchaser at any time after
      October 15, 2001 or such later date as shall have been agreed to in writing by the parties hereto, if at the time notice of such termination is given, any such Closing shall not have been consummated;

                       (iv)  by the Purchaser or the Company if
      any court of competent jurisdiction in the United States or other United States Governmental Authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable provided, that the provisions of this clause (iv) shall not be available to any party whose failure to fulfill its obligations pursuant to this Agreement shall have been the cause of, or shall have resulted in, such order, decree, ruling or other action;

                       (v)  by the Purchaser, if there has been a
      material misrepresentation or omission or material breach on the part of the Company in any of the representations, warranties, covenants or agreements of the Company set forth herein or in any other Transaction Document (other than facts or circumstances known to the Purchaser on the date of this Agreement), or if there has been any material failure on the part of the Company to comply with its obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior to such Closing including, without limitation, obtaining the Stockholder Approval within 90 days after the Restatement Effective Date (as such term is defined in the Credit Agreement); or

                       (vi)  by the Purchaser, if third parties,
      the approvals of which are necessary to consummate the transactions contemplated hereby or by the other Transaction Documents, require changes to the terms of this Agreement or any other Transaction Document that are adverse to the Purchaser, as determined by the Purchaser in its sole judgment.

                  (b) Termination of the Purchaser's obligation to make further purchases of Securities under this Agreement pursuant to this Section 12 shall be without liability of any party to any other party except as provided in Sections 7, 10 and 11.

             13. Transaction Fee. As a transaction fee for the Purchaser's agreements hereunder, the Company shall issue to the Purchaser, simultaneously with the closing of each sale of Purchaser Junior Securities under this Agreement, warrants ("Transaction Fee Warrants") for that number of shares of Common Stock (subject to appropriate adjustment for stock dividends, stock splits, recapitalizations, reorganizations and similar events) equal to (i) 60,000, divided by (ii) the Common Stock Purchase Price in effect at such Closing minus $.01, for each million dollars of gross proceeds to the Company from such sales (prorated for any portion of such million dollars of gross proceeds), provided, however, that in the event that at any subsequent Closing under this Agreement at which Transaction Fee Warrants are issued the Common Stock Purchase Price is lower than the Common Stock Purchase Price that was in effect at the immediately preceding Closing at which Transaction Fee Warrants were issued (a "Reduced Purchase Price"), then additional Transaction Fee Warrants shall be issued in respect of such immediately preceding Closing in such amount that such additional Transaction Fee Warrants, when added to the Transaction Fee Warrants previously issued in respect of such immediately preceding Closing, shall equal the number of Transaction Fee Warrants that would have been issued at such immediately preceding Closing had the Reduced Purchase Price been in effect at the time of such immediately preceding Closing. The Transaction Fee Warrants shall have terms and conditions substantially the same (except that the exercise price thereof shall be $.01 per share of Common Stock subject thereto or as such terms and conditions may be reasonably specified by the Purchaser with the approval of the Company not to be unreasonably withheld) as the Warrants purchased under the Warrant Agreement, and shall be evidenced by such Transaction Documents as may be reasonably specified by the Purchaser and are reasonably acceptable to Greenwich.
      Purchaser may, in its discretion, elect to receive Transaction Fee Warrants in respect of the shares of Exchangeable Preferred issued at the Initial Closing (and to enter into Transaction Documents relating thereto) promptly after the Initial Closing rather than at the Initial Closing.

      14. Notices. All communications hereunder shall be in writing and, if sent to the Purchaser, shall be mailed or delivered or telecopied and confirmed in writing to the Purchaser at 1776 On The Green, 67 Park Place, Morristown, NJ 07960, Attention: Joseph R. Thornton, Telecopier Number (973) 984-5818, with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attention: Peter G. Samuels, Telecopier Number (212) 969-2900; if sent to the Company, shall be mailed or delivered or telecopied and confirmed in writing to the Company at 12975 Worldgate Drive, Herndon, Virginia 21070,
      Attention: General Counsel, Telecopier Number (703) 639-6011; with a copy to Davis Polk & Wardwell, Attention: Richard Drucker, 450 Lexington Avenue, New York, New York 10017, Telecopier Number (212) 474-3700.
             All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier; and when receipt is acknowledged by the addressee, if telecopied.

      15. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnities of the Company contained in Section 10 of this Agreement shall also be for the benefit of any Indemnified Party and any person or persons who control the Purchaser within the meaning of
      Section 15 of the Act or Section 20 of the Exchange Act.
             16. Equitable Adjustments. In the event that at any time after the date hereof and prior to the issuance of any Securities there shall occur any event which would trigger antidilution adjustments in connection with such Securities had they been previously issued, the number of shares of Common Stock issuable upon the conversion or exercise thereof, and the conversion or exercise price applicable thereto, shall be equitably adjusted to reflect such events.

      17. Entire Agreement. This Agreement, together with the Schedules hereto, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between the Purchaser on the one hand and the Company on the other, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.
      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
             19.  APPLICABLE LAW.  THE VALIDITY AND INTERPRETATION
      OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

             If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Purchaser.

                                 Very truly yours,

                                 e.spire COMMUNICATIONS, INC.


                                 By:_________________________________
                                 Name:_______________________________
                                 Title:________________________________


      The foregoing Agreement is hereby
      confirmed and accepted as of the
      date first above written.

      THE HUFF ALTERNATIVE INCOME FUND, L.P.


      By:_______________________________________
      Name:_____________________________________
      Title:______________________________________

                           EXHIBIT B

        The Certificate of Designation for the Company's Series A
      Convertible Preferred Stock shall be amended as follows:

        1. To delete the reference to the "AT&T Facility" from the definition of "Secured Credit Facility" in Section 1 thereof.

        2. To change the references to Section "8(h)" in the last sentence of Section 6(h) thereof to "6(h)."

        3. To change the clause in Section 7(c)(ii) thereof reading "as additional dividends (as defined in the certificate of designation with respect to the 14.75% Preferred Stock)" to read "any Additional Dividends (as defined in the certificate of designation with respect to the 14.75% Preferred Stock))".

     4. To change the clause in Section 7(c)(ii) thereof reading "as additional dividends (as defined in the certificate of designation with respect to the 12.75% Preferred Stock))" to read "any Additional Dividends (as defined in the certificate of designation with respect to the 12.75% Preferred Stock))".

  5. To change the reference to clause (iii) in the proviso at the end of Section 7(c) thereof to a reference to clause (iv).

  6. To change the word "or" at the end of Section 8(b)(ii) thereof to read "and".